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                                  Exhibit 11.1
                               INTEL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                    (in millions, except per share amounts)

                                                               Three Months Ended            Six Months Ended
                                                             Jul. 2,       Jun. 26,       Jul. 2,        Jun. 26,
                                                              1994          1993           1994            1993
                                                           -----------   -----------    ----------     ------------
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of
  shares outstanding                                             415             417           417        418

Add shares issuable from assumed  exercise
  of options and warrants                                         22              22            23         23
                                                             -------         -------       -------    -------
Weighted average number of shares
  outstanding as adjusted                                        437             439           440        441
                                                              ======          ======         =====      =====

FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

Weighted average number of shares
  outstanding                                                    415             417           417        418

Add shares issuable from assumed
  exercise of options and warrants                                22              22            23         23
                                                             -------         -------       -------    -------

Weighted average number of shares
  outstanding as adjusted                                        437             439           440        441
                                                              ======          ======       =======    =======

NET INCOME                                                     $ 640           $ 569        $1,257     $1,117
                                                               =====           =====        ======     ======

PRIMARY EARNINGS PER SHARE                                    $ 1.46          $ 1.30       $  2.86    $  2.53
                                                              ======          ======       =======    =======
(1) FULLY DILUTED EARNINGS
     PER SHARE                                                $ 1.46          $ 1.30       $  2.86     $ 2.53
                                                              ======          ======       =======     ======


(1) Earnings per common equivalent share presented on the face of the statements of income represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the statement of income because the differences are insignificant.





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